CITIZENS FINANCIAL GROUP, INC.
CONVERTED EQUITY 2010 DEFERRAL PLAN

Table of Contents
Contents    Page

1	Meaning of words used 1

2	Operation of the Plan 6

3	Grant of Deferred Awards 7

4	Reduction of Deferred Award 10

5	Vesting of Deferred Awards 11

6	Leaving the CFG Group before Vesting 14

7	Corporate events 17

8	General Terms 18

Schedule A	A-1

i

Converted Equity 2010 Deferral Plan
Introduction
Under this Plan, Participants defer all or part of a cash bonus which might otherwise have been paid under any cash bonus plan operated by any Member of the CFG Group, in return for the grant of a Deferred Award under the Plan.
Further, Schedule A, annexed hereto, modifies certain provisions of the Plan with respect to awards granted after March 5, 2014.

1	Meaning of words used

1.1	In these Rules:

1.1.1
“Acquiring Company” means a Person described in rule 1.1.7(i) or rule 1.1.7(iii)(B), or the corporation or entity described in rule 1.1.7(iii)(A), in each case other than any Member of the CFG Group, in connection with a Change of Control;

1.1.2	“Award Date” means the date on which a Deferred Award is granted under rule 3.2;

1.1.3	“Bond Awards” means an instrument evidencing an obligation to pay an amount in accordance with its terms, as granted in accordance with rule 3;

1.1.4	“Bonus” means a bonus which might otherwise become payable under any bonus plan or arrangement operated by any Member of the CFG Group;

1.1.5	“Cause” means the Participant’s misconduct, capability, or any reason entitling the Participant’s employer to summarily terminate the Employee’s employment;

1.1.6	“CFG Bonds” means debt issued or to be issued by any Member of the CFG Group;

1.1.7	“Change of Control” means the occurrence of any one or more of the following events, except as otherwise provided in a Participant’s Deferred Award Certificate:

(i)
any Person, other than an employee benefit plan or trust maintained by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;

(ii)
at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Company’s board of directors and any new member of the board of directors whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the board of directors; or

(iii)	the consummation of (A) a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person of assets of the Company, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s shareholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).
Notwithstanding the foregoing or any provision of any Deferred Award Certificate to the contrary, for any Deferred Award that provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable Deferred Award Certificate, except to the extent that earlier distribution would not result in the Participant who holds such Deferred Award incurring interest or additional tax under Section 409A of the Code.

1.1.8
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

1.1.9
“Committee” means the Compensation and Human Resources Committee of the Company and any individual or group of persons authorized by the Compensation and Human Resources Committee to exercise powers under the Plan;

1.1.10	“Company” means Citizens Financial Group, Inc. and any and all successor entities;

1.1.11
“Competitive Activity” means, as determined in the Committee’s sole discretion, engaging in any activity, accepting an offer of employment with, being employed by, participating in or otherwise being interested in any business with a competitor;

1.1.12	“Conditional Cash” means a conditional right to be paid a cash amount granted in accordance with rule 3;

1.1.13	“Conditional Securities” means a conditional right to acquire securities other than Shares, granted in accordance with rule 3;

1.1.14	“Conditional Shares” means a conditional right to acquire Shares granted in accordance with rule 3;

1.1.15	“Conditional CFG Bonds” means a conditional right to acquire CFG Bonds granted in accordance with rule 3;

1.1.16
“Dealing Restrictions” means restrictions on dealing in Shares, imposed by any applicable law, the principal stock market or exchange on which the Shares are quoted or traded, if any, or otherwise, as varied from time to time;

1.1.17
“Deferred Award” means Conditional Shares, Forfeitable Shares, Conditional Cash, Bond Awards, Conditional Securities, Phantom Conditional Securities, Phantom Options, Conditional CFG Bonds, or Options;

1.1.18
“Deferred Award Certificate” means any agreement, contract, deed, certificate or other instrument or document evidencing any Deferred Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant;

1.1.19	“Detrimental Activity” means, as established to the satisfaction of the Committee, and without the prior written consent of the Company (which consent should not be unreasonably withheld):

(i)
using or communicating in a manner which is not authorised in writing by any Member of the CFG Group or the RBS Group or required by law, any secret, confidential or proprietary information which is not publicly available concerning any Member of the CFG Group or the RBS Group or their respective clients or customers;

(ii)
directly or indirectly persuading or attempting to persuade any employee of any Member of the CFG Group or the RBS Group to breach any of the terms of their employment with any Member of the CFG Group or the RBS Group;

(iii)	at any time on or during the 12 months after the Relevant Date, either on the Participant’s own behalf or for or with any other person, whether directly or indirectly:

(1)
soliciting or inducing or endeavouring to solicit or induce to cease working for or providing services to any Member of the CFG Group or the RBS Group, any person with whom the Participant has had material dealings during the period of 2 years ending on the Relevant Date, including through any third party including recruitment intermediary, whether or not such person would thereby commit a breach of contract;

(2)
employing or otherwise engaging in any competitor any person with whom the Participant has had material dealings during the period of 2 years ending on the Relevant Date and who was during that period an employee of any Member of the CFG Group or the RBS Group;

(3)	enticing away, interfering with, soliciting or canvassing or endeavouring to entice away, interfere with, solicit or canvas the custom of any customer or client, or prospective customer or client, of any Member of the CFG Group or the RBS Group with whom the Participant had, at any time in the 2 years before the Relevant Date, business dealings, negotiations or discussions during the course of his duties;

(4)
having business dealings with any customer or client, or prospective customer or client, of any Member of the CFG Group or the RBS Group, or any business which has had a trading relationship with any Member of the CFG Group or the RBS Group, in relation to which business, by reason of the Participant’s dealings during the period of 2 years ending on the Relevant Date, the Participant is or may be able to influence the trading relationship between that business and any Member of the CFG Group or the RBS Group;

(5)
endeavoring to cause any person, firm, company, organization or other entity who or which is an investor with or an exclusive supplier of services to any Member of the CFG Group or the RBS Group, to either cease investing in or doing business with, or materially alter the terms of its investment in or business with, any Member of the CFG Group or the RBS Group, as applicable, in a manner detrimental to that company;

(iv)	engaging in any behavior which in the reasonable opinion of the Committee is deliberately prejudicial to the good name of any Member of the CFG Group or the RBS Group; or

(v)
leaving or resigning without notice (or with insufficient notice) without the permission of the person’s employing entity, or engaging in any activity which in the reasonable opinion of the Committee is not consistent with providing an orderly handover of the person’s responsibilities.

1.1.20
“Disciplinary Action” for the purpose of rule 5.1, means any inquiry or investigation by any Member of the CFG Group into the conduct, capability or performance of a Participant that may potentially lead to disciplinary action being taken against that Participant, and/or any disciplinary procedure (whether in accordance with any relevant contractual obligation, policy or otherwise) that has been commenced by any Member of the CFG Group against a Participant;

1.1.21
“Employee” means any person who is an employee (whether full-time or part-time), including an executive director, of any Member of the CFG Group or who was an employee at any time from January 1 of the calendar year before the Award Date until the Award Date;

1.1.22
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto;

1.1.23	“Expiry Date” means the date on which all Bonus Awards and/or Deferred Awards granted or issued under the Plan that are outstanding as of the closing of the Company’s underwritten initial public offering have been Vested, settled, delivered, forfeited, terminated, reduced or canceled or that have otherwise lapsed or expired, as applicable;

1.1.24	“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement and granted in accordance with rule 3;

1.1.25	“Forfeitable Share Agreement” means the agreement referred to in rule 3.6.2;

1.1.26	“Member of the CFG Group” means:

(i)	the Company and its Subsidiaries from time to time; and

(ii)	any other company which the Committee determines should be treated as a Member of the CFG Group;

1.1.27	“Option” means a right to acquire Shares or other instruments or securities, granted in accordance with rule 3, and exercisable between Vesting and the Option Expiry Date;

1.1.28
“Option Expiry Date” in relation to an Option, means the date on which an Option lapses and ceases to be exercisable, being the fifth anniversary of the Award Date, or such other date as may be specified under rule 3;

1.1.29	“Participant” means a person who has received a Deferred Award under rule 3 or, following the death of a Participant, his personal representatives;

1.1.30	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof;

1.1.31	“Phantom Conditional Securities” means a right to be paid a cash amount representing the value of notional Conditional Securities, granted in accordance with rule 3;

1.1.32	“Phantom Option” means a right to be paid a cash amount representing the value of notional Shares, granted in accordance with rule 3;

1.1.33	“Plan” means this plan (including Schedule A) known as the “CFG Converted Equity 2010 Deferral Plan”, as amended from time to time;

1.1.34	“Relevant Date” means the date of termination of employment of the Participant or, if earlier, the date on which the Participant commenced garden leave;

1.1.35	“RBS Group” means The Royal Bank of Scotland Group plc and its subsidiaries (within the meaning of Section 1159 of the Companies Act 2006), other than any Member of the CFG Group;

1.1.36	“Retention Period” means a period of time commencing on the date of Vesting and ending on the date specified under rule 3.2.10 in respect of a Deferred Award as described in rule 5.8;

1.1.37	“Shares” means shares of the Company’s common stock, $0.01 par value per Share;

1.1.38
“Subsidiary” means (i) any entity that, directly or indirectly, is controlled by the Company or (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee;

1.1.39	“Vesting”, “Vest” and “Vested”, in relation to:

(i)	Conditional Shares, Conditional Securities and Conditional CFG Bonds, means a Participant becoming entitled to have the Shares, other securities or CFG Bonds transferred to him subject to the Plan;

(ii)	Forfeitable Shares, means the restrictions in the Forfeitable Share Agreement ceasing to have effect as described in rule 3.6.2(i);

(iii)	Conditional Cash, Bond Awards and Phantom Conditional Securities, means a Participant becoming entitled to payment of the amount due in accordance with the Plan; and

(iv)	an Option and a Phantom Option, means a Participant becoming entitled to exercise the Option or Phantom Option without prejudice in all cases to the application of any restriction described in rule 5.8 (Retention Period) or any other condition imposed under rule 3.3.

2	Operation of the Plan

2.1	Timing of Operation
The Committee may operate the Plan at any time after its adoption and before its termination. Deferred Awards may only be granted within 42 days starting on any of the following:

2.1.1	the date of shareholder approval;

2.1.2	the day after the announcement of the Company’s results for any period;

2.1.3	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Deferred Awards;

2.1.4
the day an Employee joins any Member of the CFG Group, where the Deferred Awards are granted as a replacement for an incentive that would otherwise have been provided by the Employee’s previous employer;

2.1.5	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.1.6	the lifting of Dealing Restrictions which prevented the granting of Deferred Awards during any period specified above.

2.2	Selection of Participants
In relation to any operation of the Plan the Committee may select any Employee to participate in the Plan. However, a selected Employee who ceases to be an Employee before the Award Date in circumstances described in rule 6.2 will not receive a Deferred Award.

2.3	No Payment
A Participant is not required to pay for the grant of any Deferred Award.

2.4	No Grants of New Awards
No new Deferred Awards shall be granted under the Plan following the closing of the Company’s underwritten initial public offering (other than, for the avoidance of doubt, Deferred Awards received upon the conversion of awards granted to Employees of Members of the CFG Group by the RBS Group).

3	Grant of Deferred Awards

3.1	Determination of Deferred Awards
The Committee will, as soon as practicable following the end of a financial year in which the Plan is operated, determine, in respect of each selected Employee:

3.1.1	the proportion, if any, of the Bonus which will be subject to mandatory deferral under the Deferral Plan in return for the grant of a Deferred Award;

3.1.2
the form which the Deferred Award will take (Conditional Shares, Forfeitable Shares, Conditional CFG Bonds, Conditional Securities, Conditional Cash, Bond Awards, Phantom Options, Phantom Conditional Securities or an Option); and

3.1.3	the method of converting the amount of the Bonus into the subject matter of the Deferred Award.

3.2	Terms of Deferred Awards
Deferred Awards must be granted in the form of a Deferred Award Certificate. The terms of each Deferred Award must be specified in the Deferred Award Certificate and must include:

3.2.1	the Award Date;

3.2.2	the form of the Deferred Award;

3.2.3
the number of Shares, securities or notional securities and/or the amount of Conditional Cash, Bond Awards or CFG Bonds subject to the Deferred Award, in accordance with rule 3.4 or 3.6.1, as appropriate, and the amount of Bonus this represents;

3.2.4	the date or dates of Vesting for the Deferred Award, or any part of the Deferred Award, which for the avoidance of doubt may, if the Committee so determines, be the same as the Award Date;

3.2.5	in the case of an Option or a Phantom Option, the Option Expiry Date;

3.2.6	where relevant, the currency in which the Deferred Award is made and the basis for determining the rate of exchange to be used in converting the amount of the Deferred Award to that currency;

3.2.7	the portion of the Deferred Award, if any, to which rule 4 applies;

3.2.8	whether the Participant is entitled to receive a dividend equivalent under rule 5.2.5;

3.2.9	whether the Participant is entitled to receive notional interest under rule 5.4 and, if appropriate, the basis for determining the calculation of the notional interest; and

3.2.10	if a Retention Period applies, the date on which it ends.

3.3	Other terms of Deferred Awards
When granting Deferred Awards, the Committee may impose conditions. Those conditions must be set out in the Deferred Award Certificate and may be amended or waived by the Committee at any time in its discretion.

3.4	Deferred Award Certificate
Each Participant will receive a Deferred Award Certificate setting out the terms of the Deferred Award. This may be the Deferred Award Certificate referred to in rule 3.2 or any other document and it may be sent by e-mail or any other electronic means.

3.5	Deferred Awards – Shares and other securities

3.5.1
The number of Shares or other securities subject to an award (including an award structured as an Option or a Phantom Option) of Conditional Shares, Conditional Securities or Phantom Conditional Securities, is equal to the amount of Bonus subject to mandatory deferral under rule 3.1.1, on a gross basis before any taxation and social security contributions are withheld under rule 8.3, calculated as determined under rule 3.1.3.

3.5.2
A Participant shall not be entitled to receive dividends or to have any other rights of a shareholder in respect of Shares or other securities subject to such an award or Option unless and until the Shares or other securities are transferred to the Participant.

3.5.3
A Participant shall not in any circumstances be entitled to receive dividends or have any rights of a shareholder in respect of securities under an award of Phantom Conditional Securities or a Phantom Option.

3.5.4
If an award of Conditional Shares, Conditional Securities or Phantom Conditional Securities, or an Option, or a Phantom Option, lapses under the Plan, it cannot Vest and a Participant has no rights in respect of it.

3.6	Forfeitable Shares

3.6.1
On or as soon as practicable after the grant of an award of Forfeitable Shares the Committee will procure that the amount of Bonus subject to mandatory deferral under rule 3.1.1, on a net basis after any taxation and social security contributions are withheld under rule 8.3, is applied in the purchase or subscription of Shares at the price determined under rule 3.1.3. The Shares will then be transferred to a nominee to be held for the benefit of the Participant under the terms of the Plan.

3.6.2	Where the Deferred Award is in the form of Forfeitable Shares, the Participant must:

(i)
enter into an agreement with the Company, that to the extent the Deferred Award lapses under the Plan, the Shares are forfeited and his interest in the Shares will be immediately transferred, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Company;

(ii)
enter into any elections required by the Committee, including elections under Section 83(b) of the Code, and elections to transfer any liability, or agreements to pay, social security contributions; and

(iii)	sign any documentation, including a power of attorney or blank stock transfer form, requested by the Committee.

3.6.3
Except to the extent specified in the Forfeitable Share Agreement a Participant will be entitled to vote, to receive dividends and to have all other rights of a shareholder in respect of Forfeitable Shares until the Award lapses.

3.6.4	On the lapse of an Award of Forfeitable Shares, a Participant must transfer his interest in the Shares in accordance with the Forfeitable Share Agreement.

3.7	Deferred Awards - Conditional Bonds etc.

3.7.1
The number or value of CFG Bonds subject to an award (including an award structured as an Option or a Phantom Option) of Conditional CFG Bonds and the amount payable under an award of Conditional Cash or Bond Awards is determined under rule 3.1.3.

3.7.2
A Participant shall not be entitled to receive interest or to have any other rights of a bondholder in respect of CFG Bonds subject to an award or Option over Conditional CFG Bonds unless and until the CFG Bonds are transferred to the Participant.

3.7.3
If an award (including an award structured as an Option or a Phantom Option) of Conditional CFG Bonds, Conditional Cash or Bond Awards lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

3.8	Individual limit
A Deferred Award must not be granted to an Employee if it would, at the proposed Award Date, cause the market value of Shares subject to Deferred Awards that he has been granted in that financial year under the Plan to exceed the value of his Bonus or, where the Deferred Awards are granted as a replacement for an incentive that would otherwise have been provided by the Employee’s previous employer, the value of that incentive.

3.9	Plan limits
Subject to adjustment as provided in rule 7, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate 1,992,319 Shares. Where the right to acquire Shares is released or lapses or is satisfied in cash or CFG Bonds, in whole or in part, the Shares concerned will become available for grant under the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan, as amended from time to time.

For the purposes of this rule 3.9, if the Committee determines that the number of Shares subject to a Deferred Award will be reduced by a sufficient number of Shares as may be necessary to discharge any liability under rule 8.3.1, the number of Shares committed to be issued under that Deferred Award will be based on the net number of Shares to be transferred on Vesting, calculated by reference to applicable tax rates on the date of the Committee’s determination.
To the extent required by applicable law, Shares transferred from treasury will be counted as part of the ordinary share capital of the Company, and as Shares issued by the Company.

3.10	Compliance with Applicable Law and Exchange Listing Rules
No Shares will be issued under the Plan if such issuance would be in violation of any applicable law or any rule of the principal stock market or exchange on which the Shares are quoted or traded, if any.

4	Reduction of Deferred Award

4.1	Review of Deferred Awards
To the extent this rule 4 applies to a Deferred Award, the Committee may review Deferred Awards, or any individual Deferred Award, in the light of the performance of any Member of the CFG Group or the RBS Group and any business area or team, and the conduct, capability or performance of the Participant. The review may take place at any time determined by the Committee. In addition, the Committee may make any determination and take any action under this rule 4 in accordance with applicable law, including Section 10D of the Exchange Act.

4.2	Focus of Review
In carrying out a review, the Committee will consider:

4.2.1	in respect of the financial year in relation to which the Deferred Award was made:

(i)	whether the results announced for that financial year have subsequently appeared materially inaccurate or misleading;

(ii)
whether a business unit or profit center in which the Participant worked has subsequently made a loss out of business written in that year or from circumstances that could reasonably have been risk-managed in that year; and/or

(iii)	any other matter which appears relevant, and

4.2.2	the conduct, capability or performance of a Participant, and the performance of any team, business area or profit center, if the Committee deems that the circumstances warrant a review.

4.3	Reduction of Deferred Award
Following a review under rule 4.1, the Committee may make any determination in respect of any part of a Deferred Award that has not Vested, including for example:

4.3.1	reduce the number of Shares or other securities and/or the amount or value of CFG Bonds, Conditional Cash or Bond Awards subject to a Deferred Award;

4.3.2	determine that a Deferred Award will not Vest or will only Vest in part; and

4.3.3	determine that no amount, or a reduced amount, will be paid in respect of any dividend equivalent or notional interest.

5	Vesting of Deferred Awards

5.1	Timing of Vesting
Subject to rules 5.5.3, 6.3 and 7 a Deferred Award Vests on the date of Vesting specified at grant, or if on that date a Dealing Restriction applies to a Participant and the Committee so determines, it Vests in respect of that Participant on the first date on which the Dealing Restriction ceases to apply, but in no case will Vesting be delayed later than December 31 of the year in which Vesting would have occurred if not for such Dealing Restriction. However, Vesting is delayed in respect of a Participant’s Deferred Award, or any part of it, if any of the following circumstances apply on the anticipated date of Vesting:

5.1.1	if the Participant is subject to any Disciplinary Action;

5.1.2	if the Participant’s employment has terminated or is about to terminate in circumstances where it is not clear whether the Deferred Award should lapse under rule 6;

5.1.3	if a matter which may otherwise involve or affect that Participant has been referred to the Committee for review under rule 4; or

5.1.4	the Committee considers that it is necessary or appropriate to defer Vesting.
In these cases, Vesting will not occur unless and until the Committee determines that the Deferred Award should Vest. The Committee’s determination must be made before December 1 of the calendar year in which the date originally set for Vesting falls and any Shares or CFG Bonds that the Committee determines will Vest in accordance with this rule 5.1 shall be transferred to the Participant by December 31 of the calendar year in which the date originally set for Vesting falls. Any Deferred Award not transferred to the Participant by December 31 of the calendar year in which the date originally set for Vesting falls shall lapse.

5.2	Consequences of Vesting
Subject to any condition imposed under rule 3.3, the consequences of Vesting of a Deferred Award are as follows:

5.2.1
In relation to an award of Conditional Shares, Conditional Securities or Phantom Conditional Securities, as soon as practicable after Vesting (but in no event later than December 31 of the year in which Vesting occurs), the Participant will receive the number of Shares or securities (or value in cash) in respect of which it has Vested, unless the Committee determines that this is reduced by a sufficient number of Shares or securities (or value in cash) as may be necessary to discharge any liability under rule 8.3.1.

5.2.2
In relation to an award of Forfeitable Shares, to the extent it has Vested, the restrictions referred to in rule 3.6.2 and contained in the Forfeitable Shares Agreement between the Participant and the Company will cease to have effect. Any liability to taxation or social security contributions or other applicable taxes in respect of Deferred Awards will be dealt with in accordance with rule 8.3.

5.2.3
In relation to an award of Conditional CFG Bonds, as soon as practicable after Vesting (but in no event later than December 31 of the year in which Vesting occurs), the Participant will receive the number or value of CFG Bonds in respect of which it has Vested, including in relation to any notional interest under rule 5.4. CFG Bonds may be sold on the Participant’s behalf, either pursuant to rule 8.3 or in other circumstances which the Committee considers appropriate.

5.2.4
In relation to an award of Conditional Cash, Bond Awards, and Phantom Conditional Securities, the amount of cash payable in accordance with the terms of the award will be paid to the Participant in the next practicable payroll (but in no event later than December 31 of the year in which Vesting occurs), subject to deduction of tax under rule 8.3.

5.2.5
In relation to an Option or a Phantom Option, the provisions of this rule apply at the time of exercise in the same way as they would apply to an award that is not an Option or a Phantom Option at the time of Vesting.

5.3	Dividend equivalent
This rule applies if:

5.3.1
an award of Conditional Shares includes the right to receive an amount (known as a “dividend equivalent”) equal in value to the dividends which were payable on the number of Vested Shares during the period between the Award Date and the Vesting date. The right to a dividend equivalent may be granted under rule 3.2.8 at the time of grant, or by the Committee at any later time in its discretion. The dividend equivalent may be paid in cash or Shares (as determined from time to time by the Committee). Dividend equivalents will be paid to the Participant as soon as practicable after Vesting (but in no event later than December 31 of the year in which Vesting occurs), subject to rule 8.3;

5.3.2
an award of Conditional Securities includes the right to receive an amount (known as a “dividend equivalent”) equal in value to the dividends or other income payable on the Vested securities during the period between the Award Date and the Vesting date. The right to a dividend equivalent may be granted under rule 3.2.8 at the time of grant, or by the Committee at any later time in its discretion and may relate to all or some only of the Vested securities. Dividend equivalents will be paid to the Participant as soon as practicable after Vesting (but in no event later than December 31 of the year in which Vesting occurs), subject to rule 8.3; and

5.3.3
an Option over Shares or other securities includes the right to receive an amount (known as a “dividend equivalent”) equal in value to the dividends or other income payable on the Vested Shares or other Vested securities during the period between the Award Date and the Vesting date. The right to a dividend equivalent may be granted under rule 3.2.8 at the time of grant, or by the Committee at any later time in its discretion and in the case of other securities, may relate to all or some only of the Vested securities. The dividend equivalent may be paid in cash or Shares (as determined from time to time by the Committee). Dividend equivalents will be paid to the Participant as soon as practicable after Vesting (but in no event later than December 31 of the year in which Vesting occurs), subject to rule 8.3.

5.4	Notional interest

5.4.1
An award of Conditional CFG Bonds may include the right to receive additional CFG Bonds on Vesting of the Conditional CFG Bonds to which they relate. The value of the additional CFG Bonds will be equal to interest on the value of the CFG Bonds in respect of which the related Conditional CFG Bonds have Vested, calculated at such rate or rates as the Committee may determine from time to time.

5.4.2
An award of Conditional Cash or Bond Awards may include the right to receive an additional amount on Vesting, equal to interest on the amount payable on Vesting, calculated at such rate or rates as the Committee may determine from time to time.

5.5	Cash, Share or CFG Bond alternative
On Vesting, the Committee may decide:

5.5.1	in respect of an award of Conditional Shares, to satisfy the portion which Vests by paying an equivalent amount in cash or by transferring an equivalent value in CFG Bonds (subject to rule 8.3); or

5.5.2
in respect of an award of Conditional CFG Bonds, to satisfy the portion which Vests by paying an equivalent amount in cash or by issuing or transferring an equivalent value in Shares (subject to rule 8.3); or

5.5.3	in respect of an Option over Shares or CFG Bonds, to satisfy the exercise by paying an equivalent amount in cash (subject to rule 8.3).

5.6	No double-dipping

5.6.1	It is intended that any Deferred Award is in substitution for, and not in addition to, any Bonus for the financial year in respect of which the Deferred Award was made.

5.6.2
In the event any Participant files any claim or demand in any court or tribunal of competent jurisdiction for a determination that the Participant was or is entitled, in addition to or in substitution for any Deferred Award, to be paid any Bonus (including, without limitation, a cash bonus) or any amount in lieu of any Bonus in respect of the financial year to which the Deferred Award relates, then to the extent the Deferred Award may not be Vested at the time the claim or demand is filed, the Vesting of that Deferred Award will be delayed, unless and to the extent that the Committee determines otherwise, until the court or tribunal makes its determination, whereupon rule 5.6.3 will apply.

5.6.3
In the event any court or tribunal of competent jurisdiction determines that the Participant was or is entitled, in addition to or in substitution for any Deferred Award, to be paid any Bonus (including, without limitation, a cash bonus) or any amount in lieu of any Bonus in respect of the financial year to which the Deferred Award relates, then that Deferred Award will, unless and to the extent that the Committee determines otherwise, no longer be capable of Vesting and, to the extent that it has already Vested, it will be forfeited and any amount received by the Participant, whether in cash and/or Shares and/or CFG Bonds (or their value) must be repaid or returned to the Company.

5.6.4
No Deferred Award that Vests under rule 5.5.3 shall Vest prior to the date originally set for Vesting except to the extent such early Vesting and payment is in accordance with Treasury Regulation Section 1.409A-3(j)(4)(xiv). Any delayed Vesting under rule 5.5.3 shall be only as in accordance with Treasury Regulation Section 1.409A-3(g).

5.7	Income tax before Vesting
If a Participant is liable for income tax in relation to a Deferred Award before it Vests, the liability may be discharged by the Participant’s employer (by making a payment to the relevant taxing authorities or to the Participant personally), provided the value of the Deferred Award is reduced by a corresponding amount or, in respect of an award of Forfeitable Shares, Shares to the value of that liability are transferred and/or sold as the Committee may direct.

5.8	Retention Period
If a Retention Period applies to a Deferred Award, the Participant must not dispose of the Shares or other assets which are acquired on the Vesting of the Deferred Award until the end of the Retention Period, except so far as is necessary to discharge any tax liability arising on the Vesting, in accordance with rule 8.3.

6	Leaving the CFG Group before Vesting

6.1	General rule on leaving employment

6.1.1
If a Participant ceases to be an employee of any Member of the CFG Group, unless otherwise provided in a Participant’s Deferred Award Certificate, a Deferred Award which has not Vested will not lapse but will Vest on the date or dates originally set for Vesting, subject to:

(i)	any reduction which may be applied under rule 4;

(ii)	rule 5.1 (timing of Vesting);

(iii)	rule 5.5.3 (no double-dipping);

(iv)	rule 6.2 (termination for Cause);

(v)	rule 6.3 (death);

(vi)	rule 6.3.3 (Competitive Activity and Detrimental Activity);

(vii)	any determination which the Committee may make under rule 7 (corporate events); and

(viii)
any other conditions or restrictions which the Committee may consider appropriate; however, no conditions or restrictions under this rule 6.1.1 shall affect the timing of Vesting or payment as set forth in the Plan to the extent it would cause the Plan to fail to meet the requirements of Section 409A of the Code.

6.2	Termination for Cause

6.2.1
If a Participant ceases to be an employee of any Member of the CFG Group due to termination for Cause, or if the Participant resigns in circumstances which would entitle his employer to summarily terminate his employment, unless otherwise provided in the Participant’s Deferred Award Certificate, then subject to rule 6.2.2 his Deferred Award will lapse on the date the Participant ceases to be an employee of any Member of the CFG Group.

6.2.2
If a Participant receives notice that his employment with any Member of the CFG Group will be terminated for Cause, the Committee may decide that a Deferred Award which has not Vested will lapse on the date on which the Participant receives such notice of termination (whether or not such termination is lawful).

6.2.3
Any reference in this rule 6.2 to a termination for Cause shall include a termination where either (a) the primary reason or (b) any significant reason for the termination is Cause in the honest and reasonable opinion of the Participant’s employer.

6.3	Death
If a Participant dies, unless otherwise provided in the Participant’s Deferred Award Certificate, his Deferred Award will not lapse and the consequences will be as set out in rule 6.3.1 or 6.3.2 or 6.3.3 below, as appropriate:

6.3.1
An award of Conditional Shares, Conditional CFG Bonds, Conditional Securities, or Phantom Conditional Securities will be satisfied by paying a cash amount equivalent to their value on the date of death to the Participant’s personal representatives as soon as practicable after production of a valid grant of probate (or local equivalent subject to the satisfaction of the Committee) (but in no event later than the later of December 31 of the year of the Participant’s death or the 15th day of the third calendar month following the Participant’s death). The date of the Participant’s death will be treated as the Vesting of the award for the purposes of these rules.

6.3.2
In relation to an award of Forfeitable Shares, the restrictions referred to in rule 3.6.2 and contained in the Forfeitable Shares Agreement between the Participant and the Company will cease to have effect on the date of death. The Shares comprised in the award of Forfeitable Shares will be transferred to the Participant’s personal representatives as soon as practicable after production of a valid grant of probate (or local equivalent subject to the satisfaction of the Committee).

6.3.3
An award structured as an Option or a Phantom Option will become exercisable after production of a valid grant of probate (or local equivalent subject to satisfaction of the Committee), but in no event later than the later of December 31 of the year of the Participant’s death or the 15th day of the third calendar month following the Participant’s death, and may be exercised by the Participant’s personal representatives within three months after becoming exercisable, and will lapse if not exercised within 18 months after the date of death. On exercise, the Option or Phantom Option will be satisfied by paying a cash amount equivalent to the market value of the relevant Shares, CFG Bonds or securities on the date of exercise less the exercise price, if any. The date of the Participant’s death will be treated as the date of Vesting of the award for the purposes of these rules.

6.4	Competitive Activity and Detrimental Activity

6.4.1
If a Participant voluntarily ceases to be an employee of any Member of the CFG Group, any portion of his Deferred Award which has not Vested will lapse if he engages in Competitive Activity or Detrimental Activity, except to the extent the Committee may determine otherwise.

6.4.2
If a Participant ceases to be an employee of any Member of the CFG Group due to redundancy, as determined by the Committee, any portion of his Deferred Award which has not Vested will lapse if he engages in Detrimental Activity, except to the extent the Committee may determine otherwise.

6.4.3
If requested, the Participant must certify that he has not engaged in Competitive Activity and/or Detrimental Activity, as appropriate, by the date or dates specified by the Committee. If the Participant does not certify this by the specified date, any portion of his Deferred Award which has not Vested will lapse on that date, except to the extent the Committee may determine otherwise.

6.4.4	This rule applies to an award structured as an Option or a Phantom Option which has Vested but has not been exercised, in the same way as it applies to a Deferred Award which has not Vested.

6.5	Meaning of “ceasing to be an employee”

6.5.1
For the purposes of this rule 6, a Participant will not be treated as ceasing to be an employee of a Member of the CFG Group until he ceases to be an employee of all Members of the CFG Group, or if he recommences employment with any Member of the CFG Group within 7 days of so ceasing. However, the Committee may decide that a Participant’s employment should be treated as ceasing on the date he gives or receives notice of termination of employment, whether or not such termination is lawful. A Participant who takes voluntary unpaid leave from employment with any Member of the CFG Group shall be treated as having ceased employment on the date the leave commences. However, the Committee may decide that a Participant should be treated as having ceased employment on the date notice of intention to take leave is given by the Participant, or on such later date as may be considered appropriate.

6.5.2	For the avoidance of doubt, rule 6.1 and 6.2 do not apply to a Participant whose employment had already terminated before the Award Date.

7	Corporate events

7.1	Rights issues, demergers and other corporate events

7.1.1
If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend), Change of Control, delisting or other transaction which, in the opinion of the Committee could affect the current or future value of Shares or CFG Bonds, Deferred Awards are not affected unless and to the extent that the Committee determines to:

(i)	cause Deferred Awards to lapse;

(ii)	require Deferred Awards to be exchanged under rule 7.3;

(iii)
adjust the number of Shares comprised in an award of Conditional Shares, and such other terms of the Conditional Shares as appear appropriate, but only in accordance with Treasury Regulations Section 1.409A-1(b)(5)(v)(D); and/or

(iv)
take any other appropriate action, subject to Section 409A of the Code (which may include, for the avoidance of doubt, allowing Deferred Awards to be exchanged for new awards on equivalent terms (so far as practicable)).

7.1.2
Subject to the Forfeitable Share Agreement, a Participant will have the same rights as any other shareholders in respect of Forfeitable Shares where there is a variation or other event of the sort described in rule 7.1.1. Any shares, securities or rights allotted to a Participant as a result of such an event, other than a Change of Control, will be:

(i)	treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and

(ii)	subject to the rules of the Plan and the terms of the Forfeitable Share Agreement.

7.2	Committee
If this rule applies on a Change of Control (except in relation to an exchange under rule 7.3), “Committee” means Committee as constituted immediately before the Change of Control, and includes those people who were authorized at that time.

7.3	Exchange of Deferred Awards

7.3.1	Where the Committee determines that an award of Conditional Shares or Option to acquire Shares is to be exchanged for a new award, the terms of the new award will:

(i)	confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

(ii)	be subject to terms which are and have a value which is equivalent, as far as practicable, to the existing award of Conditional Shares or Option;

(iii)	be treated as having been acquired at the same time as the existing award of Conditional Shares or Option and, subject to paragraph (iv) below, Vests in the same manner and at the same time;

(iv)	be in respect of a number of shares which is equivalent to the number of Shares comprised in the existing award of Conditional Shares or Option which would have Vested under rule 7.1.1(i); and

(v)
be governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or another body corporate determined by the Acquiring Company.

7.3.2
Where the Committee determines that an award of Forfeitable Shares is to be exchanged for a new award, the Participant may be required to exchange some or all of his Forfeitable Shares for other securities or to sell them and use the proceeds to buy other securities on such terms as the Committee may determine and these rules will apply to those other securities as if they were Forfeitable Shares.

7.3.3
Where rules 7.1.1(ii) and 7.3.1 apply, any exchange of Deferred Awards shall be in accordance with Treasury Regulations Section 1.409A-1(b)(5)(v)(D) to the extent necessary to maintain compliance with Section 409A of the Code.

8	General Terms

8.1	Transfer of Deferred Awards
A Participant may not transfer, assign or otherwise dispose of a Deferred Award or any rights in respect of it. This rule 8.1 does not apply to the transmission of a Deferred Award on the death of a Participant to his personal representatives.

8.2	Company documents
The Company is not required to send to any Participant holding an award of Conditional Shares or an Option to acquire Shares and/or Conditional CFG Bonds a copy of any documents which the Company is required to send to its shareholders or bondholders.

8.3	Withholding

8.3.1
The Company, any employing company, any Member of the CFG Group or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to taxation or social security contributions or other applicable taxes in respect of Deferred Awards.

8.3.2	The Company, any employing company, any Member of the CFG Group or trustee of any employee benefit trust operated by any Member of the CFG Group may withhold or offset any amounts or make such arrangements as it considers necessary to repay any outstanding liability of any Participant.

8.3.3	Subject to rule 5.2.1, any arrangements in this rule 8.3 may include the sale or reduction in number of Shares or other securities, or the amount or value of CFG Bonds comprised in a Deferred Award.

8.3.4
Without limiting the generality of this rule 8.3, to the extent any taxes (e.g., Federal Insurance Contributions Act (FICA) taxes) are due with respect to a Deferred Award in any year(s) prior to the year(s) of Vesting, the Company may, to the extent permitted by applicable law, in its discretion withhold any or all of the amount due in respect of such taxes 8.3.11 from any compensation (including salary; bonus and other incentive awards; or special payments) otherwise payable to the Participant during such year or 8.3.12 by reducing the amount of any deferred award by the amount of any such taxes.

8.4	Discretionary nature of the Plan

8.4.1
Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship with any Member of the CFG Group of any Employee, Participant or any other person. The fact that one or more Deferred Awards have been made to an Employee does not create any right to, or expectation of, continued employment.

8.4.2
No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. Participation in the Plan does not imply any right to participate, or to be considered for any future participation.

8.4.3	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favor.

8.4.4	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:

(i)	his eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)	any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned);

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship); and

(iv)	any tax liability or any other fiscal detriment suffered in relation to the reduction or forfeiture of a Deferred Award.

8.4.5
Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

8.4.6
Nothing in this Plan confers any benefit, right, remedies, obligations, liabilities or expectation on any Person who is not an Employee. But this does not affect any other right or remedy of a third party which exists or is available.

8.4.7
For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful).

8.5	Committee’s decisions final and binding
The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

8.6	Regulations
The Committee has power from time to time to make or vary rules or regulations for the administration and operation of the Plan. However, no such rule or regulation shall affect the timing of Vesting or payment as set forth in the Plan to the extent it would cause the Plan to fail to meet the requirements of Section 409A of the Code.

8.7	Deferred Awards non-pensionable
Deferred Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life insurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

8.8	Employee trust
The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares or other assets to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by applicable law.

8.9	Consents
All transfers of Shares and CFG Bonds will be subject to any necessary consents under any applicable law or regulations for the time being in force in the United States or elsewhere, and it will be the individual’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

8.10	Notices
Any notice or other document which has to be given to an Employee or Participant under or in connection with the Plan may be delivered or sent by mail to him at his home address according to the records of his employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him, or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by mail to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.
Notices sent by mail will be deemed to have been given on the second day after the date of mailing. However, notices sent by or to a Participant who works outside the United States will be deemed to have been given on the seventh day after the date of mailing.
Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

8.11	Data protection
By participating in the Plan each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Member of the CFG Group and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:

8.11.1	administering and maintaining Participants’ records;

8.11.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

8.11.3	providing information to future purchasers of the Company or the business in which the Participant works; and

8.11.4	transferring information about the Participant to a country or territory outside the United States.

8.12	Amendment

8.12.1
Except as described in the rest of this rule 8.12, subject to (i) applicable law and the rules and regulations of the primary stock market or exchange on which the Shares are quoted or traded (if any) and (ii) the approval of the RBS Group Performance and Remuneration Committee of the Board of Directors, the Committee may at any time change the Plan in any way.

8.12.2
Except as described in rule 8.12.3, the Company in a general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the Participants;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)
the basis for determining a Participant's entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalization issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 8.12.1.

8.12.3	The Committee can change the Plan and need not obtain the approval of the Company in a general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)
to comply with or take account of the provisions of, or changes to, any proposed or existing applicable law or rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded; or

(iii)	to obtain or maintain favorable tax, exchange control or regulatory treatment of the Company, any Member of the CFG Group or any present or future Participant.

8.12.4
No amendment under this rule 8.12 shall affect the timing of Vesting or payment as set forth in the Plan to the extent it would cause the Plan to fail to meet the requirements of Section 409A of the Code.

8.12.5
Without limiting rules 8.6 and 8.12, the Committee expressly reserves the right to amend, prospectively or retroactively, the Plan and any outstanding Deferred Awards, to the extent necessary to maintain compliance with Section 409A of the Code.

8.13	Severability
By participating in the Plan, each Participant agrees and acknowledges that the restrictions contained in the Plan are reasonable and necessary to protect the business of the Company and all Subsidiaries (including, but not limited to, its confidential information, customer relations and goodwill and its employees) and that the benefits each Participant receives under this Plan are sufficient compensation for these restrictions. Each of the obligations in the Plan is an entire, separate and independent restriction on each Participant, despite the fact that they may be contained in the same phrase and if any part is found to be invalid or unenforceable the remainder will remain valid and enforceable. While the restrictions are considered to be fair and reasonable in the circumstances, each Participant agrees that if any of them should be determined to be void or ineffective by a court or tribunal of competent jurisdiction for any reason, but would be treated as valid and effective if part of the wording was deleted or the period was reduced in scope, they shall apply with such modifications only as necessary to make them valid and effective.

8.14	Effective Date and Termination of the Plan
The Plan shall be effective as of the effective date of the Company’s underwritten initial public offering (the “Effective Date”). The Plan will terminate on the Expiry Date, but the Committee may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Deferred Awards.

8.15	Section 409A of the Code

With respect to Deferred Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Deferred Award Certificate shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Deferred Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in the Plan, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and the amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution that otherwise would be made to such Participant with respect to a Deferred Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If the Deferred Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participants’ right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment and if the Deferred Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Deferred Award. Any payments to be made under this Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Deferred Award Certificate is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

8.16	Governing Law
The Plan and each Deferred Award Certificate shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. Each Participant waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Plan.

SCHEDULE A
For All Deferred Awards Granted After March 5, 2014
This schedule modifies the Plan with respect to all Deferred Awards granted after March 5, 2014. To the extent section cross-references are modified or sections are renumbered as a result of the provisions included in this Schedule A, the Plan shall be read to give effect to the revised cross-references and section numbers, as applicable.

1.	Section 1.1 is amended to include the following terms:
“Approved Plan” means any plan approved by HM Revenue & Customs under the Income Tax (Earnings and Pensions) Act 2003;

“Clawback” means the obligation to repay amounts to a Member of the CFG Group by an individual in accordance with rule 4 as the Committee considers appropriate;

“Malus” means the reduction of elements of an individual’s remuneration in accordance with rule 4 as the Committee considers appropriate;

2.	Section 4.1 is replaced with the following:
4    Malus and Clawback
4.1 Review of Deferred Awards

4.1.1
The Committee may decide at any time before a Deferred Award Vests, or for such period after a Deferred Award Vests that the Committee determines is appropriate, that any Participant will be subject to Malus and/or Clawback in the light of:

(i)	the performance of the Company, any Member of the CFG Group, the RBS Group and any business area or team, and the conduct, capability or performance of the Participant; and/or

(ii)
any legal or regulatory requirement on the Company or any Member of the CFG Group or the RBS Group to apply Malus and/or Clawback in relation to the Company, any Member of the CFG Group, the RBS Group or any business area or team or the Participant; and/or

(iii)	non-compliance with any legal or regulatory requirement relating to the Company, any Member of the CFG Group, the RBS Group and any business area or team or the Participant; and/or

(iv)	any other matter which the Committee considers relevant.

4.1.2	To give effect to Malus and/or Clawback in respect of a Participant the Committee may take any action, including but not limited to:

(i)	reducing (if appropriate, to zero) the amount of any Bonus which would otherwise be payable; and/or

(ii)	reducing (if appropriate, to zero):

A-1

(a)	the number or amount of Shares, or other securities and/or the amount or value of RBS Bonds, Conditional Cash or Bond Awards subject to a Deferred Award; and/or

(b)
the number or amount of any assets relating to any awards (which have been granted to the Participant under any other employee share plan or incentive plan (other than an Approved Plan)) operated by any Member of the CFG Group; and/or

(c)	the extent to which any Deferred Award held by the Participant Vests or becomes exercisable; and/or

(d)
the extent to which any award granted to the Participant under any other employee share plan or incentive plan (other than any Approved Plan) operated by any Member of the CFG Group vests or becomes exercisable, in each case notwithstanding the extent to which any conditions imposed on such Awards or awards may be or have been satisfied; and/or

(iii)	reducing (if appropriate, to zero) any amount otherwise payable under rules 5.3 or 5.4.

(iv)
requiring the Participant to pay or repay any amounts as may be required for the Malus or Clawback to be satisfied in full (which, without limitation, may be deducted from the Participant's salary or any other payment to be made to the Participant by any Member of the CFG Group).

4.1.3
Where Clawback is proposed to be operated, account will be taken of any tax or social security actually paid (or due to be paid) by the Participant in respect of the amount proposed to be subject to Clawback, unless and to the extent that the Participant can claim relief in respect of such tax or social security.

3.	Section 4.2 is replaced with the following:
4.2    Reduction in Deferred Awards to give effect to provisions in other plans
The Committee may decide to take any of the actions described in rule 4.1.2 to give effect to a malus or clawback provision contained in any other employee share plan, incentive plan or bonus plan operated by any Member of the CFG Group. Such action will be taken in accordance with the terms of the relevant plan or, in the absence of any such terms, on such basis as the Committee decides is appropriate.

4.	Section 4.3 is replaced with the following:
4.3    Compliance with legal or regulatory provisions
The Company can alter or extend the range of circumstances in which Malus and/or Clawback may be operated if required by any legal or regulatory provision, including, for the avoidance of doubt, under Section 10D of the Exchange Act.

5.	Section 5 is amended to include the following:

A-2

5.1    General
A Deferred Award will not Vest if any legal or regulatory requirement on the Company or any Member of the CFG Group would make Vesting unlawful, impossible or, in the opinion of the Committee, inappropriate or impractical.

6.	Section 8.3.3 is replaced with the following:

8.3.3	Any arrangements in this rule 8.3 may include the sale or reduction in number of Shares or value of CFG Bonds comprised in a Deferred Award.

A-3